Exhibit b

BY-LAWS

of

MainStay DefinedTerm Municipal Opportunities Fund

(a Delaware Statutory Trust)

Effective June 8, 2011

Amended and Restated May 16, 2012

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Table of Contents
(continued)

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BY-LAWS

OF

MainStay DefinedTerm Municipal Opportunities Fund
(a Delaware Statutory Trust)

ARTICLE I
Introduction

Section 1. Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (“Declaration of Trust”), of the MainStay DefinedTerm Municipal Opportunities Fund, a Delaware statutory trust (“Trust”). In the event of any inconsistency between the terms hereof and the terms of the Declaration of Trust, the terms of the Declaration of Trust shall control.

Section 2. Definitions. Capitalized terms used herein and not herein defined are used as defined in the Declaration of Trust.

ARTICLE II
Offices

Section 1. Principal Office. The principal executive office of the Trust shall be 51 Madison Avenue, New York, New York 10010 until such time as the Trustees may change the location of the principal executive office of the Trust to any other place within or outside the State of Delaware.

Section 2. Delaware Office. The Trustees shall establish a registered office in the State of Delaware and shall appoint as the Trust’s registered agent for service of process in the State of Delaware an individual who is a resident of the State of Delaware or a Delaware corporation or a corporation authorized to transact business in the State of Delaware; in each case the business office of such registered agent for service of process shall be identical with the registered Delaware office of the Trust. The Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof is delivered to the Office of the Secretary of the State of Delaware.

Section 3. Other Offices. The Trustees may at any time establish branch or subordinate offices at any place or places within or outside the State of Delaware as the Trustees may from time to time determine.

ARTICLE III
Meetings of Shareholders

Section 1. Place of Meetings. Meetings of Shareholders shall be held at any place designated by the Trustees. In the absence of any such designation, Shareholders’ meetings shall be held at the principal executive office of the Trust.

Section 2. Advance Notice of Shareholder Nominations for Trustee and Other Shareholder Proposals.

(a) Shareholder Nominations for Trustee and Other Shareholder Proposals for Annual Meetings of Shareholders.

(1) Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the Shareholders may be made at an annual meeting of Shareholders only (1) pursuant to the Trust’s notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Trustees or any committee thereof or (3) by any Shareholder of the Trust who was a Shareholder of record both at the time of giving of notice by the Shareholder as provided for in this Section 2(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of any individual so nominated or on any such other business and who has complied with this Section 2(a).

(2) For nominations or other business to be properly brought before an annual meeting by a Shareholder pursuant to clause (3) of subsection (a)(1) of this Section 2, the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust and such other proposed business must otherwise be a proper matter for action by the Shareholders. To be timely, a Shareholder’s notice shall set forth all information required under Section 2(b) and shall be delivered to the Secretary at the principal executive office of the Trust not earlier than the 150th day or later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the date of the preceding year’s annual meeting, notice by the Shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(b) Content of Advance Notice of Shareholder Nominations for Trustee and Other Shareholder Proposals.

(1)	Such Shareholder’s notice shall set forth the following information:

(i) as to each individual whom the Shareholder proposes to nominate for election or reelection as a Trustee (each, a “Proposed Nominee”), (A) the name or names, age, date of birth, business address, residence address and nationality of such Proposed Nominee, (B) whether such Shareholder believes the Proposed Nominee is, or is not, an “interested person” of the Trust (as defined in the 1940 Act), and, if not an “interested person”, information regarding the Proposed Nominee that will be sufficient for the Board of Trustees or any committee thereof or any authorized officer of the Trust to make such determination, (C) sufficient information to enable the Nominating and Governance Committee of the Board of Trustees, or any other Committee of the Board as determined by the Trustees from time to time, to make the determination as to the Proposed Nominee’s qualifications required under Article IV, Section 1 of the Declaration of Trust and Article IV, Section 2 of these By-Laws, and (D) the Proposed Nominee’s written, signed and notarized statement confirming the Proposed Nominee’s consent to being named in the proxy statement and intention to serve as a Trustee, if elected;

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(ii) as to any business other than the nomination of an individual for election or reelection as a Trustee that the Shareholder proposes to bring before the meeting, a description of the nature of the proposed matter to be considered by Shareholders stated with reasonable particularity, including the exact text of any proposal to be presented for adoption, the reasons for conducting such business at the meeting of Shareholders, a brief written statement of the reasons why the proposal is in the best interest of the Shareholders and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

(iii) as to the Shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person (as defined in Section 2(d)(4) of this Article III):

(A) the class, series and number of any Shares of the Trust that are owned (beneficially or of record) by such Shareholder, Proposed Nominee or Shareholder Associated Person, the date on which such shares were acquired and the investment intent of such acquisition and an explicit description of each Derivative Instrument (as defined in Section 2(d)(6) of this Article III) which such Shareholder, Proposed Nominee or Shareholder Associated Person has entered into or is a party to or beneficiary of and the number, class and series to which such Derivative Instrument relates,

(B) the nominee holder for, and number of, any shares and the nominee holder for each Derivative Instrument owned beneficially but not of record by such Shareholder, Proposed Nominee or Shareholder Associated Person and evidence establishing such beneficial owner’s indirect ownership of, and, if applicable, entitlement to vote, such shares or Derivative Instrument,

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(C) whether and the extent to which such Shareholder, Proposed Nominee or Shareholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (1) manage risk or benefit from changes in the price of (x) shares of the Trust or (y) any combination of securities owned by the Trust that represent more than 30% by value of the Trust’s assets, as reported in the most recent schedule of investments filed by the Trust with the Commission or as the Trust otherwise makes publicly available (“Portfolio Securities”), for such Shareholder, Proposed Nominee or Shareholder Associated Person or (2) increase or decrease the voting power of such Shareholder, Proposed Nominee or Shareholder Associated Person in the Trust or any affiliate thereof (or, as applicable, in any issuer of any Portfolio Securities) disproportionately to such person’s economic interest in shares of the Trust (or, as applicable, the Portfolio Securities), and, if applicable, the number, class and series of shares (or, as applicable, Portfolio Securities) to which such transaction, agreement, arrangement or understanding relates,

(D) any economic interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Trust), of such Shareholder, Proposed Nominee or Shareholder Associated Person, individually or in the aggregate, in the Trust, other than an interest arising from the ownership of shares where such Shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all Shareholders;

(E) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among (i) the Shareholder and any Shareholder Associated Person and/or (ii) the Shareholder or any Shareholder Associated Person and any Proposed Nominee; and

(F) a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting on the nomination or proposal for which the Shareholder is providing notice, will remain such a Shareholder until such meeting, and intends to appear in person or by proxy at the meeting to propose such business or nomination. If the Shareholder ceases to be a holder of record of Shares of the Trust entitled to vote at such meeting on the nomination or proposal for which the Shareholder has provided notice prior to such meeting, the Shareholder’s proposal shall automatically be withdrawn from consideration at the meeting.

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(iv) as to the Shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in clause (iii) of this paragraph (1) of this Section 2(b) and any Proposed Nominee:

(A) the name and address and telephone number of such Shareholder, as they appear on the Trust’s share ledger, and the current name, business address, residence address and telephone number of such Shareholder, if different, each such Shareholder Associated Person and any Proposed Nominee,

(B) all other information relating to such Shareholder and any such Shareholder Associated Person that would be required to be disclosed in the solicitation of proxies for election of Trustees in an election contest (even if an election contest is not involved), all other information relating to any Proposed Nominee that would be required to be disclosed in the solicitation of proxies for election of the Proposed Nominee in an election contest (even if an election contest is not involved) and all other documents, materials or information relating to such Shareholder, each such Shareholder Associated Person and any Proposed Nominee that would otherwise be required in connection with any such solicitation, in each case, pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, and

(C) the investment strategy or objective, if any, of such Shareholder and each such Shareholder Associated Person that is not an individual and a copy of the most recent prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such Shareholder and each such Shareholder Associated Person; and

(v) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting any Proposed Nominee or any other proposal of business on the date of such Shareholder’s notice.

(vi) a representation whether the Shareholder or the Shareholder Associated Person, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from Shareholders in support of such proposal or nomination.

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(2) In addition to the information expressly required to be provided in a written notice pursuant to Sections 2(a) and 2(b) of these By-Laws, the Shareholder shall also provide such other information as the Board of Trustees may reasonably request in order to assess whether the matter is a proper matter for Shareholder consideration and determine a position with respect to such proposal. Furthermore, with respect to the requirements of this Section 2(b)(1)(i), the Board of Trustees may require any individual proposed for nomination to the Board of Trustees to furnish such other information as the Board of Trustees may reasonably require or deem necessary to determine the eligibility of such individual to serve as a Trustee. The foregoing notice requirements of this Section 2(a)(b) shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Trust of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such annual meeting.

(3) Notwithstanding anything in subsection (a) of this Section 2 to the contrary, in the event the Board of Trustees increases the number of Trustees to be elected at the meeting in accordance with the Declaration of Trust and/or the By-Laws, and there is no public announcement of such action at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder’s notice required by this Section 2(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.

(c) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of individuals for election to the Board of Trustees may be made at a special meeting of Shareholders at which Trustees are to be elected pursuant to the Trust's notice of meeting only (i) by or at the direction of the Board of Trustees or any committee thereof, or (ii) provided that the special meeting has been called in accordance with Section 1 of Article V of the Declaration of Trust for the purpose of electing Trustees, by any Shareholder of the Trust who is a Shareholder of record both at the time of giving of notice provided for in this Section 2 and at the time of the special meeting, who is entitled to vote at the meeting in the election of any individual so nominated and who has complied with the notice procedures set forth in this Section 2. In the event that the purpose of any special meeting of Shareholders shall be to elect one or more individuals to the Board of Trustees, any such Shareholder may nominate an individual or individuals (as the case may be) for election as a Trustee if the Shareholder’s notice, containing the information required by subsection (b) of this Section 2, shall be delivered to the Secretary at the principal executive office of the Trust not earlier than the 150th day prior to such special meeting and not later than the close of business on the later of the 120th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

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(d) General.

(1) If information submitted pursuant to Section 2(b) by any Shareholder proposing a nominee for election as a Trustee or any proposal for any other business at a meeting of Shareholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with Section 2(b). Any such Shareholder shall notify the Trust of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the Secretary or the Board of Trustees or any committee thereof, any Shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of Shareholders shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Trustees or any committee thereof or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the Shareholder pursuant to Section 2(b) and (B) a written update of any information submitted by the Shareholder pursuant to Section 2(b) as of an earlier date. If a Shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with Section 2(b).

(2) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act and the 1940 Act and any rules and regulations thereunder, only such individuals who are nominated in accordance with this Section 2 shall be eligible for election as Trustees, and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with this Section 2. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2 (including whether the Shareholder or Shareholder Associated Person, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such Shareholder’s nominee or proposal in compliance with such Shareholder’s representation as required by clause (b)(1)(vi) of this Section 2) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 2, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Trust to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Trust. For purposes of this Section 2, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.

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(3) For purposes of this Section 2, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or (ii) in a document publicly filed by the Trust with the Commission pursuant to the Exchange Act or the 1940 Act.

(4) For purposes of this Section 2, “Shareholder Associated Person” of any Shareholder shall mean (1) any person acting in concert with such Shareholder, (2) any beneficial owner of Shares of the Trust owned of record or beneficially by such Shareholder (other than a Shareholder that is a depositary) and (3) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Shareholder Associated Person.

Notwithstanding the foregoing provisions of this Section 2, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the 1940 Act and any rules and regulations thereunder with respect to the matters set forth in this Section 2; provided however, that any references in these By-laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2 (including paragraphs (a)(1)(3) and (c) hereof), and compliance with paragraphs (a)(1)(3) and (c) of this Section 2 shall be the exclusive means for a Shareholder to make nominations or submit other business (other than, as provided in the last sentence of (b)(2)), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).

(5) Nothing in this Section 2 shall be deemed to affect any right of a Shareholder to request inclusion of a proposal in, nor the right of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Rule 14a-8 shall govern exclusively the Trust’s obligation to include a Shareholder proposal in the Trust’s proxy statement. Nothing in this Section 2 shall require disclosure of revocable proxies received by the Shareholder or Shareholder Associated Person pursuant to a solicitation of proxies after the filing by a Shareholder of an effective Schedule 14A under Section 14(a) of the Exchange Act.

(6) “Derivative Instrument” shall mean any swap, short interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the price of Shares of the Trust or with a value derived in whole or in part from the value of Shares of the Trust (including any value derived in whole or in part from any decrease in the price of Shares of the Trust), whether or not such instrument or right shall be subject to settlement in Shares of the Trust or otherwise.

Section 3. Notice of Meetings of Shareholders. All notices of meetings of Shareholders shall be sent or otherwise given to each Shareholder of record entitled to vote thereat in accordance with Section 4 of this Article III not less than ten (10) nor more than ninety (90) calendar days before the date of the meeting or otherwise in compliance with applicable law. The notice shall specify (i) the place, date and hour of the meeting, and (ii) the general nature of the business to be transacted. Only the business stated in the notice of the meeting shall be considered at such meeting.

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Section 4. Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of Shareholders shall be (i) given either by hand delivery, first-class mail, by telegraphic or by other written communication or electronic transmission, charges prepaid, and (ii) addressed to the Shareholder at the address of that Shareholder appearing on the books of the Trust or its transfer agent or given by the Shareholder to the Trust for the purpose of notice. If no such address appears on the Trust’s books or is not given to the Trust, notice shall be deemed to have been given if sent to that Shareholder by first-class mail or by telegraphic or by other written communication or electronic transmission to the Trust’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by electronic transmission, telegram or other means of written communication or, where notice is given by publication, on the date of publication.

If any notice addressed to a Shareholder at the address of that Shareholder appearing on the books of the Trust is returned to the Trust by the United States Postal Service marked to indicate that the Postal Service is unable to deliver the notice to the Shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if such future notices or reports shall be kept available to the Shareholder, upon written demand of the Shareholder, at the principal executive office of the Trust for a period of one year from the date of the giving of the notice.

An affidavit of the mailing or other means of giving any notice of any meeting of Shareholders shall be filed and maintained in the minute book of the Trust.

Section 5. Conduct of Meetings of Shareholders. The meetings of Shareholders shall be presided over by the President, or if he or she is not present, by the Chairman, or if he or she is not present, by any Vice President, unless there is a Senior Vice President, or if none of them is present, then any officer of the Trust appointed by the President to act on his or her behalf shall preside over such meetings. The Secretary, if present, shall act as a Secretary of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Secretary, if any, shall so act. If neither the Secretary nor the Assistant Secretary is present or, if present, the Secretary is otherwise presiding over the meeting in another capacity, then any such person appointed by the Secretary to act on his or her behalf shall act as Secretary of such meetings.

Section 6. Adjourned Meeting; Notice. Any meeting of Shareholders, whether or not a quorum is present, may be adjourned for any lawful purpose by the Chairman, the Trustees (or their designees) or a majority of the votes properly cast upon the question of adjourning a meeting, either in person or by proxy. Notwithstanding the above, broker non-votes will be excluded from the denominator of the calculation of the number of votes required to approve any proposal to adjourn a meeting. Notice of adjournment of a Shareholders’ meeting to another time or place need not be given, if such time and place are announced at the meeting at which adjournment is taken and the adjourned meeting is held within a reasonable time after the date set for the original meeting. If the adjournment is for more than one hundred and twenty days (120) calendar days from the date set for the original meeting or a new record date is fixed for the adjourned meeting, notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 3 and 4 of this Article III. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

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Section 7. Voting. The Shareholders entitled to vote at any meeting of Shareholders shall be determined in accordance with the provisions of the Declaration of Trust, as in effect as of such time. Except as otherwise provided in the Declaration of Trust, the Shareholders’ vote may be by voice vote or by ballot, provided, however, that any election for Trustees must be by ballot if demanded by any Shareholder before the voting has begun. On any matter other than election of Trustees, any Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares which the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to all of the Shares that such Shareholder is entitled to vote on such proposal.

Section 8. Waiver of Notice; Consent of Absent Shareholders. The transaction of business and any actions taken at a meeting of Shareholders, however called and noticed and wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice provided a quorum is present either in person or by proxy at the meeting of Shareholders and if either before or after the meeting, each Shareholder entitled to vote who was not present in person or by proxy at the meeting of the Shareholders signs a written waiver of notice or a consent to a holding of the meeting or an approval of the minutes. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any meeting of Shareholders.

Attendance by a Shareholder at a meeting of Shareholders shall also constitute a waiver of notice of that meeting, except if the Shareholder objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance by a Shareholder at a meeting of Shareholders is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting of Shareholders if that objection is expressly made at the beginning of the meeting.

Section 9. Shareholder Action by Written Consent Without a Meeting. Except as otherwise provided in the Declaration of Trust, any action that may be taken at any meeting of Shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action to be taken is signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Shares entitled to vote on that action were present and voted provided, however, that the Shareholders receive any necessary Information Statement or other necessary documentation in conformity with the requirements of the Exchange Act or the rules or regulations thereunder. Any such written consent may be executed and given by facsimile or by electronic transmission. All such consents shall be filed with the Secretary of the Trust and shall be maintained in the Trust’s records. Any Shareholder giving a written consent or the Shareholder’s proxy holders or a transferee of the Shares or a personal representative of the Shareholder or their respective proxy holders may revoke the Shareholder’s written consent by a writing received by the Secretary of the Trust before written consents of the number of Shares required to authorize the proposed action have been filed with the Secretary.

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Section 10. Record Date for Shareholder Notice, Voting and Giving Consents.

(a) For purposes of determining the Shareholders entitled to vote or act at any meeting or adjournment or postponement thereof, the Trustees may fix in advance a record date which shall not be more than ninety (90) calendar days nor less than ten (10) calendar days before the date on which any such meeting originally was scheduled to occur. Unless otherwise required by law, the Declaration of Trust or these By-Laws, the Trustees are not required to fix a new record date for an adjourned meeting. Without fixing a record date for a meeting, the Trustees may for voting and notice purposes close the register or transfer books for any class or series of Shares for all or any part of the period between the earliest date on which a record date for such meeting could be set in accordance herewith and the date of such meeting. If the Trustees do not so fix a record date or close the register or transfer books of the affected Shares, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(b) The record date for determining Shareholders entitled to give consent to action in writing without a meeting, (a) when no prior action of the Trustees has been taken, shall be the day on which the first written consent is given, or (b) when prior action of the Trustees has been taken, shall be (i) such date as determined for that purpose by the Trustees, which record date shall not precede the date upon which the resolution fixing it is adopted by the Trustees and shall not be more than twenty (20) calendar days after the date of such resolution, or (ii) if no record date is fixed by the Trustees, the record date shall be the close of business on the day on which the Trustees adopt the resolution relating to that action.

(c) Nothing in this Section shall be construed as precluding the Trustees from setting different record dates for different series or classes of Shares. Only Shareholders of record on the record date as herein determined shall have any right to vote or to act at any meeting or give consent to any action relating to such record date, notwithstanding any transfer of Shares on the books of the Trust after such record date.

Section 11. Proxies. Subject to the provisions of the Declaration of Trust, Shareholders entitled to vote for Trustees or on any other matter shall have the right to do so either in person or by proxy, provided that either (i) a written instrument authorizing such a proxy to act is executed by the Shareholder or his or her duly authorized attorney-in-fact and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period, or (ii) the Trustees adopt an electronic, telephonic, computerized or other alternative to the execution of a written instrument authorizing the proxy to act, and such authorization is received not more than eleven (11) months before the meeting. A proxy shall be deemed executed by a Shareholder if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A valid proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Person executing it before the vote pursuant to that proxy is taken, (a) by a writing delivered to the Trust stating that the proxy is revoked, or (b) by a subsequent proxy executed by such Person, or (c) attendance at the meeting and voting in person by the Person executing that proxy, or (d) revocation by such Person using any electronic, telephonic, computerized or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted. A proxy with respect to Shares held in the name of two or more Persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of the two or more Persons. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the Shareholder to vote at any adjournment or postponement of a Shareholders meeting. At every meeting of Shareholders, unless the voting is conducted by inspectors, all questions concerning the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by the chairman of the meeting. Subject to the provisions of the Declaration of Trust or these By-Laws, all matters concerning the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

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Section 12. Inspectors of Election. Before any meeting of Shareholders, the Trustees may appoint any persons other than nominees for office to act as inspectors of election at the meeting or any adjournments or postponements thereof. The number of inspectors shall be either one or three. If no inspectors of election are so appointed, the Chairman of the meeting may, and on the request of any Shareholder or Shareholder proxy shall, appoint inspectors of election at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act, the Chairman of the meeting may appoint a person to fill the vacancy in advance of the meeting or at the meeting.

These inspectors shall:

(a) Determine the number of Shares outstanding and the voting power of each, the Shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

(b) Receive votes, ballots or consents;

(c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) Count and tabulate all votes or consents;

(e) Determine when the polls shall close;

(f) Determine the result; and

(g) Do any other acts that may be proper to conduct the election or vote with fairness to all Shareholders.

If there are three inspectors, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the Chairman, if any, of the meeting, or of any Shareholder or Shareholder proxy, the inspectors shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.

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Section 13. Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the previous Annual or Special Meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to shareholders of a private corporation for profit incorporated in the State of Delaware.

ARTICLE IV
Trustees

Section 1. Powers. Subject to the applicable provisions of the 1940 Act, the Declaration of Trust and these By-Laws relating to action required to be approved by the Shareholders, the business and affairs of the Trust shall be managed and all powers shall be exercised by or under the direction of the Trustees.

Section 2. Qualifications of Trustees. The Nominating and Governance Committee of the Board (or any future Committee serving a similar function), in its sole discretion, shall determine whether an individual is eligible for nomination as a Trustee pursuant to Article IV, Section 1 of the Declaration of Trust, and any policies and/or procedures with regard to the consideration or qualification of potential Trustee candidates that is duly adopted by the Board. In no event shall a person be qualified to be a Trustee unless the Nominating and Governance Committee of the Board (or any future Committee serving a similar function), in consultation with counsel to the Trust, has determined that such person, if elected as a Trustee, would not cause the Trust to be in violation of, or not in compliance with, applicable law, regulation or regulatory interpretation, or the Declaration of Trust (as amended and supplemented from time to time), or any general policy adopted by the Board regarding either retirement age or the percentage of “interested persons” (as defined in the 1940 Act) and non-interested persons to comprise the Board.

Section 3. Retirement of Trustees. The Board may adopt a written policy regarding the retirement of its members, which policy may require Trustees to retire or tender their resignation for the consideration of the remaining Trustees or a committee thereof upon reaching a certain age. Absent such a written policy, the tenure of each Trustee shall be determined in accordance with the Declaration of Trust.

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Section 4. Place of Meetings and Meetings by Telephone. All meetings of the Trustees may be held at any place that has been selected from time to time by the Trustees. In the absence of such a selection, regular meetings shall be held at the principal executive office of the Trust. Subject to any applicable requirements of the 1940 Act, any meeting, regular or special, may be held by conference telephone or other communication equipment, so long as all Trustees participating in the meeting can hear one another and all such Trustees shall be deemed to be present in person at the meeting. All or any one or more Trustees may participate in an-in person meeting of the Trustees or any committee thereof by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.

Section 5. Regular Meetings. Regular meetings of the Trustees shall be held without call at such time as shall from time to time be fixed by the Trustees. Such regular meetings may be held without notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Trustees need be stated in a notice or waiver of notice of such meeting.

Section 6. Special Meetings. Special meetings of the Trustees may be held at any time or place for any purpose when called by the President, the Secretary or by written request of two (2) or more of the Trustees. Notice of the time and place of special meetings shall be communicated to each Trustee orally in person or by telephone or transmitted to him or her by first-class or overnight mail, electronic mail, telegram, telecopy or other electronic means addressed to each Trustee at that Trustee’s address as it is shown on the records of the Trust, at least one day before the meeting. Notice may be provided on the day of the special meeting by telephone, electronic mail, telegram, telecopy, or other electronic means, if, under the circumstances, the party calling the meeting deems more immediate action to be necessary or appropriate. Oral notice shall be deemed to be given when given directly to the person required to be notified and all other notices shall be deemed to be given when sent. The notice need not specify the purpose of the meeting or the place of the meeting, if the meeting is to be held at the principal executive office of the Trust.

Section 7. Quorum. Any time there is more than one Trustee, one third (1/3) of the authorized number of Trustees, but not less than two, shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 8 of this Article IV. Every act or decision done or made by a majority of the Trustees present at a meeting duly held at which a quorum is present shall be regarded as the act of the Trustees, subject to the provisions of the Declaration of Trust. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Trustees if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 8. Waiver of Notice. Notice of any meeting need not be given to any Trustee who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents, and approvals shall be filed with the records of the Trust or made a part of the minutes of the meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened.

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Section 9. Adjournment. A majority of the Trustees present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 10. Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than forty-eight (48) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 7 of this Article IV to the Trustees who were present at the time of the adjournment.

Section 11. Action Without a Meeting. Unless the 1940 Act requires that a particular action be taken only at a meeting at which the Trustees are present in person, any action to be taken by the Trustees at a meeting may be taken without such meeting by the written consent of a majority of the Trustees then in office. Any such written consent may be executed and given by facsimile or by electronic transmission. Such written consents shall be filed with the minutes of the proceedings of the Trustees. No notice need be given of action proposed to be taken by unanimous written consent. If any action is so taken by the Trustees by the written consent of less than all of the Trustees, prompt notice of the taking of such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

Section 12. Fees and Compensation of Trustees. Subject to the provisions of the Declaration of Trust, Trustees and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Trustees. This Section 11 of Article IV shall not be construed to preclude any Trustee from serving the Trust in any other capacity as an officer, agent, employee, or otherwise and receiving compensation for those services.

Section 13. Delegation of Power to Other Trustees. Any Trustee may, by power of attorney, delegate his or her power for a period not exceeding one (1) month at any one time to any other Trustee. Except where applicable law may require a Trustee to be present in person, a Trustee represented by another Trustee, pursuant to such power of attorney, shall be deemed to be present for purpose of establishing a quorum and satisfying the required majority vote.

ARTICLE V
Committees

Section 1. Committees of Trustees. The Trustees may by resolution designate one or more committees, each consisting of two (2) or more Trustees, to serve at the pleasure of the Trustees. The number composing such committees and the powers conferred upon the same shall be determined by the vote of a majority of the Trustees. The Trustees may abolish any such committee at any time in their sole discretion. Any committee to which the Trustees delegate any of their powers shall maintain records of its meetings and shall report its actions to the Trustees. The Trustees shall have the power to rescind any action of any committee, but no such rescission shall have retroactive effect. The Trustees shall have the power at any time to fill vacancies in the committees. The Trustees may delegate to these committees any of its powers, subject to the limitations of applicable law. The Trustees may designate one or more Trustees as alternate members of any committee who may replace any absent member at any meeting of the committee.

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Section 2. Proceedings and Quorum. In the absence of an appropriate resolution of the Trustees, each committee may adopt such rules and regulations governing its proceedings, quorum and manner of acting as it shall deem proper and desirable. In the event any member of any committee is absent from any meeting, the members present at the meeting, whether or not they constitute a quorum, may appoint a Trustee to act in the place of such absent member.

Section 3. Compensation of Committee Members. Subject to the provisions of the Declaration of Trust, each committee member may receive such compensation from the Trust for his or her services and reimbursement for his or her expenses as may be fixed from time to time by the Trustees.

ARTICLE VI
Officers

Section 1. Officers. The officers of the Trust shall be a President, a Secretary, and a Treasurer. The Trust may also have, at the discretion of the Trustees, a Chairman of the Board (Chairman), one or more Vice Presidents (including one or more Senior Vice Presidents), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article VI. Any person may hold one or more offices of the Trust except that no one person may serve concurrently as both President and Secretary or both President and Vice President. A person who holds more than one office in the Trust may not act in more than one capacity to execute, acknowledge or verify an instrument required by law to be executed, acknowledged or verified by more than one officer. The Chairman, if there be one, shall be a Trustee and may be, but need not be, a Shareholder; and any other officer may be, but need not be, a Trustee or Shareholder.

Section 2. Election of Officers. The officers of the Trust except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article VI, shall be chosen by the Trustees, and each shall serve at the pleasure of the Trustees, subject to the rights, if any, of an officer under any contract of employment.

Section 3. Subordinate Officers. The Trustees may appoint and may empower the President to appoint such other officers as the business of the Trust may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these By-Laws or as the Trustees may from time to time determine.

Section 4. Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by a vote of a majority of the Trustees then in office and in attendance, at any regular or special meeting of the Trustees, or by the President or such other officer upon whom such power of removal may be conferred by the Trustees. In addition, any officer appointed in accordance with the provisions of Section 3 of this Article may be removed, with or without cause, by any officer upon whom such power of removal shall have been conferred by the Trustees.

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Any officer may resign at any time by giving written notice to the Trust. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

Section 5. Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in these By-Laws for regular appointment to that office. The President may make temporary appointments to a vacant office pending action by the Trustees.

Section 6. Chairman. The Chairman, if such an officer is elected, shall if present, preside at meetings of the Trustees, shall be the chief executive officer of the Trust and shall, subject to the control of the Trustees, have general supervision, direction and control of the business and the officers of the Trust and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Trustees or prescribed by the Declaration of Trust or these By-Laws.

Section 7. President. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairman, if there be such an officer, the President shall be the chief operating officer of the Trust and shall, subject to the control of the Trustees and the Chairman, have general supervision, direction and control of the business and the officers of the Trust. He or she shall preside, in the absence of the Chairman or if there be none, at all meetings of the Trustees. He or she shall have the general powers and duties of a president of a corporation and shall have such other powers and duties as may be prescribed by the Trustees, the Declaration of Trust or these By-Laws.

Section 8. Vice Presidents. In the absence or disability of the President, any Vice President, unless there is a Senior Vice President, shall perform all the duties of the President and when so acting shall have all powers of and be subject to all the restrictions upon the President. The Senior Vice President or Vice Presidents, whichever the case may be, shall have such other powers and shall perform such other duties as from time to time may be prescribed for them respectively by the Trustees or the President or the Chairman or by these By-Laws.

Section 9. Secretary. The Secretary shall keep or cause to be kept at the principal executive office of the Trust, the office of the Administrator, the office of any sub-administrator or such other place as the Trustees may direct, a book of minutes of all meetings and actions of Trustees, committees of Trustees and Shareholders with the time and place of holding, whether regular or special, and if special, how authorized, the notice given, the names of those present at Trustees’ meetings or committee meetings, the number of Shares present or represented at meetings of Shareholders and the proceedings of the meetings.

The Secretary shall keep or cause to be kept at the principal executive office of the Trust or at the office of the Trust’s transfer agent or registrar, a share register or a duplicate share register showing the names of all Shareholders and their addresses and the number and classes of Shares held by each.

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The Secretary shall give or cause to be given notice of all meetings of the Shareholders and of the Trustees (or committees thereof) required to be given by these By-Laws or by applicable law and shall have such other powers and perform such other duties as may be prescribed by the Trustees or by these By-Laws.

Section 10. Treasurer. The Treasurer shall be the principal financial and accounting officer of the Trust and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Trust, including accounts of the assets, liabilities, receipts, disbursements, gains, losses, capital and retained earnings of all series or classes thereof. The books of account shall at all reasonable times be open to inspection by any Trustee.

The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Trust with such depositaries as may be designated by the Board of Trustees. He or she shall disburse the funds of the Trust as may be ordered by the Trustees, shall render to the President and Trustees, whenever they request it, an account of all of his or her transactions as principal financial officer and of the financial condition of the Trust and shall have other powers and perform such other duties as may be prescribed by the Trustees or these By-Laws.

ARTICLE VII
Inspection of Records and Reports

Section 1. Inspection by Shareholders. The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Trust or any Series shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees or by resolution of the Shareholders.

Section 2. Inspection by Trustees. Every Trustee shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust. This inspection by a Trustee may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

Section 3. Financial Statements. A copy of any financial statements and any income statement of the Trust for each semi-annual period of each fiscal year and accompanying balance sheet of the Trust as of the end of each such period that has been prepared by the Trust shall be kept on file in the principal executive office of the Trust for at least twelve (12) months and each such statement shall be exhibited at all reasonable times to any Shareholder demanding an examination of any such statement or a copy shall be mailed to any such Shareholder. The semi-annual income statements and balance sheets referred to in this section shall be accompanied by the report, if any, of any independent accountants engaged by the Trust or the certificate of an authorized officer of the Trust that the financial statements were prepared without audit from the books and records of the Trust.

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ARTICLE VIII

Share Transfers

Section 1. Transfer Agents, Registrars and the Like. As provided in Article III, Section 5 of the Declaration of Trust, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the Trust as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

Section 2. Transfer of Shares. The Shares of the Trust shall be transferable on the books of the Trust only upon delivery to the Trustees or a transfer agent of the Trust of proper documentation as provided in Article III, Section 3 of the Declaration of Trust. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.

Section 3. Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE IX
General Matters

Section 1. Checks, Drafts, Evidence of Indebtedness. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Trust shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time in accordance with the resolution of the Board of Trustees.

Section 2. Contracts and Instruments; How Executed. The Trustees, except as otherwise provided in these By-Laws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Trust and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Trustees or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Trust by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 3. Fiscal Year. The fiscal year of the Trust and each Series shall be fixed and may be refixed or changed from time to time by the Trustees.

Section 4. Seal. The seal of the Trust shall consist of a flat-faced dye with the name of the Trust cut or engraved thereon. However, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

Section 5. Writings. To the fullest extent permitted by applicable laws and regulations:

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(a) all requirements in these By-Laws that any action be taken by means of any writing, including, without limitation, any written instrument, any written consent or any written agreement, shall be deemed to be satisfied by means of any electronic record in such form that is acceptable to the Trustees; and

(b) all requirements in these By-Laws that any writing be signed shall be deemed to be satisfied by any electronic signature in such form that is acceptable to the Trustees.

Section 6. Severability. The provisions of these By-Laws are severable. If the Trustees determine, with the advice of counsel, that any provision hereof conflicts with the 1940 Act, the regulated investment company or other provisions of the Internal Revenue Code or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of these By-Laws; provided, however, that such determination shall not affect any of the remaining provisions of these By-Laws or render invalid or improper any action taken or omitted prior to such determination. If any provision hereof shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision only in such jurisdiction and shall not affect any other provision of these By-Laws.

Section 7. Headings. Headings are placed in these By-Laws for convenience of reference only and in case of any conflict, the text of these By-Laws rather than the headings shall control.

ARTICLE X
Amendments

Except as otherwise provided by the Declaration of Trust, these By-Laws may be restated, amended, supplemented or repealed solely by a majority vote of the Trustees (and not by a vote of the Shareholders).

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